As filed with the Securities and Exchange Commission on November 9, 2016.

Registration No. 333-207255

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-207255

UNDER

THE SECURITIES ACT OF 1933

INSEEGO CORP.

(Exact name of registrant as specified in its charter)

Delaware	81-3377646
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9645 Scranton Road, Suite 205

San Diego, CA 92121

(858) 812-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lance Bridges

Senior Vice President, General Counsel and Secretary

Inseego Corp.

9645 Scranton Road, Suite 205

San Diego, CA 92121

(858) 812-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Teri O’Brien, Esq.

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

(858) 458-3000

From time to time after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	13,067,382	$—	$—	$—(1)

(1)	The registrant is not registering additional securities. Registration fees were originally paid by Novatel Wireless, Inc., the registrant’s predecessor-in-interest, upon the filing of the original registration statement on Form S-3 (File No. 333-207255). Consequently, no additional registration fees are required in connection with the filing of this Post-Effective Amendment No. 1.

EXPLANATORY NOTE

Inseego Corp. (formerly known as Vanilla Technologies, Inc.), a Delaware corporation (“Inseego”), as the successor registrant to Novatel Wireless, Inc. (“Novatel Wireless”), is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3, File No. 333-207255 (the “Registration Statement”), pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), to reflect an internal reorganization of Novatel Wireless (the “Reorganization”).

To effect the Reorganization, Novatel Wireless formed Inseego and in turn caused Inseego to form Vanilla Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Inseego (“Merger Sub”). The Reorganization was implemented pursuant to Section 251(g) of the Delaware General Corporation Law by the merger of Merger Sub with and into Novatel Wireless (the “Merger”). Novatel Wireless survived the Merger as a direct, wholly owned subsidiary of Inseego and each outstanding share of capital stock of Novatel Wireless was converted in the Merger into a share of capital stock of Inseego having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions thereof, as the share of Novatel Wireless’s capital stock being converted. Inseego is deemed to be the successor issuer of Novatel Wireless under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with paragraph (d) of Rule 414 of the Securities Act, Inseego hereby expressly adopts the Registration Statement as its own registration statement (except as specifically amended by this Post-Effective Amendment No. 1) for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act. No changes are being made hereby to the prospectus which forms a part of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The information set forth in this item is incorporated by reference from Item 14 of the Registration Statement on Form S-3, File No. 333-207255, effective as of December 21, 2015.

Item 15.	Indemnification of Directors and Officers.

The information set forth in this item is incorporated by reference from Item 15 of the Registration Statement on Form S-3, File No. 333-207255, effective as of December 21, 2015.

Item 16.	List of Exhibits.

The Exhibits to this registration statement are listed in the Exhibit index on page 6 and are incorporated by reference herein.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 8, 2016.

INSEEGO CORP.

By:	/s/ Michael A. Newman
Michael A. Newman Executive Vice President, Chief Financial Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Sue Swenson Sue Swenson	Chief Executive Officer (Principal Executive Officer) and Director	November 8, 2016

/s/ Michael A. Newman Michael A. Newman	Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2016

* Philip Falcone	Director	November 8, 2016

* James Ledwith	Director	November 8, 2016

* Robert Pons	Director	November 8, 2016

* David A. Werner	Director	November 8, 2016

*By:	/s/ Michael A. Newman
Michael A. Newman Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit Number

2.1	Agreement and Plan of Merger, dated as of November 7, 2016, among Vanilla Technologies, Inc., Novatel Wireless, Inc. and Vanilla Merger Sub, Inc.	8-K	November 9, 2016	2.1

2.2	Contribution Agreement, dated as of November 8, 2016, between Inseego Corp. and Novatel Wireless, Inc.	8-K	November 9, 2016	10.1

3.1	Amended and Restated Certificate of Incorporation of Inseego Corp.	8-K	November 9, 2016	3.1

3.2	Amended and Restated Bylaws of Inseego Corp.	8-K	November 9, 2016	3.2

4.1	Form of Inseego Corp. Common Stock Certificate	8-K	November 9, 2016	4.1

4.2	Restated Certificate of Incorporation of Novatel Wireless, Inc.	8-K	November 9, 2016	4.3

4.3	Investors’ Rights Agreement, by and among Novatel Wireless, Inc. and the other parties thereto from time to time, dated September 8, 2014	8-K	September 8, 2014	4.2

4.4	Warrant to Purchase Common Stock	8-K	April 1, 2015	4.1

5.1*	Opinion of Paul Hastings LLP

23.1*	Consent of Paul Hastings LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

23.3*	Consent of Mazars (Gauteng) Inc.

24.1	Power of Attorney	S-3	October 2, 2015

*	Filed herewith.